EXHIBIT 99.1

2009 2nd Quarter Earnings Webcast Presentation
July 23, 2009 1:00 P.M (EST)	– Prepared Remarks

Michelle Debkowski:  Thank you, good afternoon, and welcome to National Penn Bancshares’ second Quarter 2009 Earnings Webcast.

Questions will be accepted up to the conclusion of our prepared remarks via email. Please use the email button located on the conference call screen to ask your question. Due to time constraints, we may not be able to respond to all of your emails. Additionally, as we review questions received, we may combine questions that raise similar issues or can otherwise be combined for comment.

As part of our webcast presentation, you will see that there are slides with financial highlights available for your independent review.  The presentation and slides will be available on our Web site as well as filed on Form 8-K with the Securities and Exchange Commission following our Webcast.

This presentation contains forward-looking information that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.  Many of these factors are listed on slide #2.  I’ll give you a moment to review the slide.  (PAUSE)

I will now turn today's presentation over to Glenn Moyer, our President and Chief Executive Officer.

Glenn Moyer:  Thank you, Michelle.  Joining me today is Scott Fainor, our Chief Operating Officer and Michael Reinhard, our Chief Financial Officer.

I will start the call today by noting that our 2nd Quarter Earnings Release is available on the Investor Relations section of our website.  Earlier today, we included the press release in a Report on Form 8-K that we filed with the Securities and Exchange Commission.  Please notice that we have supplemented our standard slides that accompany this webcast with additional slides.  We will call your attention to the slide we are referencing as we proceed with our comments.  Hopefully you will find this helpful.

Our overall message is that, despite the financial results that we reported earlier today, we are cautiously optimistic, but realistic, about a slower economic recovery from this extended and severe recession.  As stated in prior quarters, we are still concerned about the continuing rise in both the national and regional unemployment rate, especially because we view the unemployment rate as a coinciding indicator of bank credit quality and therefore earnings.  That said, positive developments at National Penn and in our region are beginning to outshine the continuing gloomy economic outlook.  This “three steps forward – two steps back” operating environment may last for several more quarters.  However, National Penn is prepared to weather the storm and is moving forward with a focused operating plan to stay strong and improve our earnings performance.  I will outline some of these positive developments now.

During the second quarter, we completed our announced capital raise through our enhanced dividend reinvestment program, six months ahead of our goal.  As noted on slide #3, during the second quarter, we raised $52.2 million in tangible common equity, and since November of 2008, we raised a total of $72.4 million through this program.  This additional common equity improved our capital ratios despite the loss for the quarter.  Our tangible common equity to tangible asset ratio improved from 4.87% at March 31st to 5.26% at June 30th.  Additionally, our regulatory capital ratios also improved as evidenced by our total risk-based capital ratio moving from 11.61% at March 31st to 12.56% at June 30th.  We are pleased with the positive reaction to our enhanced dividend reinvestment program, and we remain actively interested in generating additional tangible common equity, when the time is right.  Based on the relative strength of our capital and liquidity positions, yesterday our Board of Directors authorized a third quarter cash dividend of five cents per share, the same amount that we paid in the second quarter.

In late June, we internally announced a plan of realistic and proactive measures to keep our company strong and move our company forward.  These series of actions are consistent with our proactive culture and represent the next step in the evolution of National Penn.  This plan involves a comprehensive analysis of what needs to change at National Penn, and will be very targeted in the changes that are made.  They are the right things to do at this time and are focused on those things that we can control.  As an example, we are examining key expense areas, such as community office rationalization and employee benefits, as well as revenue enhancements, that we believe will result in a meaningful impact in 2010.  While we are further evolving our sustainable business model, we are committed to remaining a strong force in our markets and to remaining focused on building customer relationships.  Our goals through this plan are to achieve a combination of cost reductions and revenue enhancements with a full year impact of at least $15 million.  This combination of cost reductions and revenue enhancements represents approximately six and a half percent of our total non-interest expenses.  We are pleased to report that action plans are being implemented now to insure that these tangible benefits are achieved throughout the remainder of 2009.  We will report on our progress with this plan in our next updates to you.

We acknowledge that our credit quality deteriorated during the quarter.  Scott will provide the details in his remarks.  My message today is that we are approaching a point where we are increasingly confident talking in terms of a possible peak in nonperforming assets in the second or third quarter.  While we do not necessarily see a quick improvement from this possible peak, we have more comfort in the belief that the large increases in nonperforming assets are behind us.  We base this belief on our assessment of our current regional market conditions and on a thorough knowledge of our loan portfolio and borrowers, gleaned through an on-going credit-by-credit review of our portfolio over the past 2-3 quarters.  Although our non-performing assets and charge-offs increased significantly during the quarter, we draw some comfort from our ability to build our loan loss reserve as a percent of total loans, and that we were successful in raising capital to help cover asset write-downs.  We believe that our underwriting standards will continue to provide National Penn with credit quality results that are better than our regional peers in a difficult environment that has now fully hit our market area.

I’ll now turn the presentation over to Mike Reinhard who will provide our 2nd quarter 2009 financial results.

Mike Reinhard:  Thank you and good afternoon.

Let me begin by noting that this presentation contains the non-GAAP financial measure of core earnings.  Core earnings exclude the impact of certain material non-core items.   Due to material non-core items this quarter and year-to-date, we want to isolate and communicate the core earnings performance of our company.  Reconciliations of our GAAP and non-GAAP earnings are included in our presentation today for your review.

An overview of our major balance sheet components is shown on slide #4.  Total assets at June 30, 2009 were $9.76 billion, up 1.30% linked quarter and 3.77% since year-end 2008.  The growth in assets is primarily attributed to funds retained in overnight and other shorter-term investments following year-to-date annualized deposit growth of 13.20%.  The strong deposit growth also allowed us to reduce borrowed funds by over $59 million during the second quarter.

Gross loans declined by $58.2 million, or 0.91% linked quarter.  $25.5 million of this amount was attributed to charge-offs.  Loans declined in both the commercial and consumer loan categories.  Scott will provide more loan details in his remarks.

During the second quarter 2009, total deposits grew by $151.4 million or 2.27% on a linked quarter basis.  Growth in time deposits was moderated through pricing strategies during the second quarter as compared to the first quarter, due to the need to fund lower loan demand in our market.  Total shareholder’s equity increased by $40.5 million linked quarter as the aforementioned capital raise through our dividend reinvestment program more than offset the impact of the loss for the quarter.

Referencing our 2nd quarter financial results on slide #5, National Penn incurred a loss of $9.6 million or 11 cents per diluted share in the second quarter 2009, after payment of $2.1 million of preferred dividend on the TARP capital.  The primary reasons for the loss were a $37.5 million pre-tax provision for loan losses, a $7.1 million pre-tax, non-cash other-than-temporary credit-related impairment charge on our trust preferred investments, a special FDIC assessment of $4.6 million pre-tax, and a $1.5 million prepayment penalty on the early extinguishment of debt.

On a year-to-date basis, as shown on slide #6, National Penn incurred a loss of $7.9 million or 9 cents per diluted share, after payment of $4.1 million of preferred dividend on TARP capital.  The three items mentioned above also contributed to the year-to-date loss.  Year-to-date provision for loan losses was $55.0 million pre-tax, year-to-date non-cash other than temporary credit-related impairment charge was $14.9 million pre-tax, and the special FDIC assessment was $4.6 million pre-tax.

As shown in the reconciliation of non-GAAP financial measures on slide #7, year-to-date core earnings after tax are $6.0 million or seven cents per share.  Core earnings exclude the impact of three material non-core items in the period.  Those items were the after tax unrealized fair market value loss on NPB Capital Trust II Preferred Securities in the amount of $1.2 million, the after tax non-cash other than temporary credit-related impairment charge on pooled trust preferred securities of $9.7 million, and a special FDIC assessment of $3.0 million, after tax.

On a positive note, the net interest margin increased to 3.19% in the second quarter 2009, a six basis point improvement linked quarter.  The major contributor to this margin expansion was a 23 basis point improvement in our total funding costs during the second quarter.  We find that with strong liquidity, we are able to price our deposits and corporate cash management accounts more aggressively.  Non-accrual assets continue as a negative impact on the net interest margin.  This includes loans, investments, and Federal Home Loan Bank stock.  We estimate the impact of non-accrual assets to the 2nd quarter margin at 18 basis points.

Total non-interest income improved in all categories when comparing 2nd quarter to 1st quarter 2009, with the exception of equity in unconsolidated investments.  Wealth management income, insurance income, mortgage banking income, service charges on deposits, cash management and electronic banking fees, and bank-owned life insurance income all improved in the 2nd quarter.  Mortgage banking income is up significantly from a year ago - $2.8 million in the 2nd quarter 2009 compared to $1.0 million in the 2nd quarter 2008.  We attribute this increase to the lower interest rate environment and the resultant refinance market.  With the recent increase in interest rates, our residential mortgage pipelines have begun to decline from highly elevated levels, but are still running well in excess of 2007 and 2008 pipelines.  Therefore, we would expect mortgage banking income to moderate over the next few quarters.  In the remainder of the fee income categories, we attribute our 2nd quarter success to the efforts of our teams in the field who continue to build relationships, cross-sell, and cross-service our clients, and continue to take advantage of the competitive market disruption.

The non-interest income category also includes a non-cash other-than-temporary credit-related impairment charge of $7.1 million on collateralized debt obligation investments in pooled trust preferred securities.  The other-than-temporary impairment that we incurred during the second quarter was the result of market value changes in CDOs that had already been deemed impaired.  We did not have any new CDOs deemed impaired during the second quarter.  The total impairment charge on this portfolio was $14.3 million during the second quarter.  The difference of $7.2 million was the non-credit portion and represents a charge against capital through the Accumulated Other Comprehensive Income account.  After these write-downs, the book value of our entire pooled trust preferred investments is now $31 million. This represents a fair value mark of 19 cents on the dollar for the entire portfolio.  In a worst case scenario were these investments to become worthless, the remaining after-tax impact to capital is approximately $20 million.  There were no other investment impairment charges or investment sales during the second quarter.  We have completed a comprehensive assessment of our investment portfolio and in the context of economic conditions as they exist today, we are currently comfortable with the credit quality of the remainder of our investment portfolio.  The components of our investment portfolio are provided for your information on slide #8.

Total non-interest expense for the 2nd quarter 2009 was $62.7 million.  This includes a $4.6 million special FDIC assessment, which the FDIC levied industry-wide and is in addition to regular FDIC insurance premiums, and a $1.5 million prepayment penalty on the early extinguishment of debt.  The early extinguishment of debt was a proactive tactic to generate a positive return over the remaining maturity period of less than one year on that debt.  Excluding these two items, 2nd quarter expenses of $56.6 million were comparable to the $56.7 million expenses in the first quarter 2009, and are consistent with comments we made during last quarter’s earnings call.  Based on the initiatives around cost management that Glenn mentioned, we would expect the quarterly forward run rate of expenses to be in the $54 to $56 million range.  The cost containment and revenue enhancement initiatives are expected to produce positive operating leverage, that is, increase revenues while holding net operating expenses flat.

I’d now like to introduce Scott Fainor, our Chief Operating Officer.

Scott Fainor:  Thank you, Mike.  My comments today will be focused on our loan portfolio and I will provide detailed clarity on our loan quality.  We are committed to providing as much transparency around our loan portfolio as possible, during these times.  In that regard, we have included detailed loan information on the slides accompanying this webcast.

With respect to our loan portfolio at June 30, 2009, as shown on slide #9, total loans and leases outstanding are $6.31 billion, a decline of $58.2 million or 0.91% linked quarter.  Total new loans originated during the quarter were $356.9 million, offset by $263.1 million in loan payments, $25.5 million in charge-offs, and $126.5 million in self-originated mortgage loans sold to the secondary market.  Even though loan activity was steady earlier in the quarter, most recently our pipelines have diminished as customers both large and small sit on the sideline, waiting for signs of a better environment in our region and overall.  Loan pricing has improved with new loans being booked at increasing spreads and floors being instituted on new and renewing floating rate loans.

Over the past year, we have improved our loan quality review process by increasing the frequency of reviews on individual credits.  Slide #10 details the heightened loan review guidelines in place for the C&I and commercial real estate portfolios.  Through this more frequent monitoring of our loan portfolio, our aim is to identify emerging problem loans more proactively in order to affect a more positive outcome.

I would like to speak about the high quality of our self-originated home equity portfolio which has been the subject of many questions in our industry over this past quarter.  Our home equity portfolio consists of revolving and installment 1st and 2nd lien loans of approximately $800 million and has an average FICO score of 760, with an average loan-to-value ratio of 66%.  Delinquencies, non-performing assets and charge-offs have remained at better than industry averages and the portfolio continues to perform at a high quality level.

Slide #11 details the risk profile of our loan portfolio.  Non-Performing Assets for our combined Company totaled $124.3 million at June 30, 2009, or 1.27% of total assets.  This compares to $65.0 million or 0.67% of total assets at March 31, 2009.  Our Allowance for Loan Losses was $98.3 million, or 1.56% of Total Loans and Leases as of June 30, 2009, after 2nd quarter net charge-offs of $25.5 million. Based on the current reserve, our coverage ratio of Non-Performing Assets is 79%. Based on our review of overall credit quality indicators, and our ongoing loan monitoring processes, we feel we have adequately provided for loan and lease losses during 2nd quarter 2009.  This is a dynamic process, and we will continue to evaluate the appropriate level of provision on a quarterly basis.

Of the $124.3 million in non-performing assets, 85% are commercial and 15% are consumer.  Of the $105.8 million in commercial non-performing assets, $38.4 million are in the C&I category and $56.6 million are in the “real estate – construction” category.  The most significant growth in 2nd quarter non-accrual loans was in real estate – construction, up $38.2 million, including five new credits totaling $30.5 million.  C&I was up $11.9 million, including two new credits totaling $14.3 million.  Real estate – permanent was up $8.0 million.  Non-performing loans are concentrated in our core southeastern Pennsylvania region as shown on slide #12.  Non-performing assets in the consumer categories remained relatively stable linked-quarter, increasing by only $1.5 million.  Again, this attests to the strength of our consumer loan underwriting that we previously mentioned.

The secondary market for distressed loans has been soft for the past two quarters, which has contributed to the increase in non-performing assets.  We have moved forward by hiring five loan work-out professionals.  This will accelerate the work-out/collection process in our commercial portfolio.  We believe we will add value to our financial condition in the near term by implementing this strategy.   This will allow us to exit credits sooner and move these nonperforming assets off the balance sheet faster and allow us to focus on quality loan production and revenue enhancement.

Net Charge-offs were $25.5 million or 0.40% of average loans non-annualized, and were concentrated in the C&I category.  Larger loans again contributed to the majority of charge-offs, with three C&I charge-offs totaling $11 million and four commercial real estate charge-offs totaling $5.5 million.  Geographically, charge-offs are also concentrated in our core southeastern PA region.

We have also received many questions over the past few quarters about our commercial real estate exposure.  Our commercial real estate portfolio is made up of a broad mix of real estate exposure.  The three largest categories are multifamily of $278.3 million, retail & shopping centers of $217.6 million and residential subdivision of $194.5 million.  Land exposure is $65.4 million, consisting of the following four categories: unapproved $24.5 million, approved but unimproved $25.6 million, improved $13.9 million and commercial land development $1.4 million.  We have successfully completed a thorough review of our commercial real estate portfolio and feel that we have identified and understand the weaknesses in this portfolio.

During the 2nd quarter, we completed an internal capital assessment along the lines of the US Treasury Department’s Supervisory Capital Assessment Program, also known as “stress test” or SCAP.  Our assessment followed the Treasury Department’s format of assigning 2-year loss rates to specific loan portfolio components, and comparing the total estimated loss exposure to the resources available to cover the losses, notably loan loss reserves, future earnings, and existing capital.  Based on our assessment, National Penn has adequate resources to handle the more adverse environment.  We were also encouraged that an independent test of National Penn that was performed and published by SNL Financial, an independent source of financial information, arrived at virtually the same estimated 2-year loan losses, as well as the final conclusion that we have adequate resources to handle the assumed economic scenario.

I’ll now turn the presentation back to Glenn Moyer.

Glenn Moyer:   In conclusion, these are difficult times for all of us.  We, like you, are dissatisfied with our 2nd quarter results.  As of the close of business yesterday, our stock was trading at 82% of our June 30, 2009 tangible common book value of $5.05 per share.  We are disappointed in the trading price of our stock.  Throughout our discussion today, we have tried to highlight the positives about our Company that we feel are not fully reflected in our stock price.  We want to assure you that as we enter the second half of 2009, we will continue to keep our focus on staying strong and moving forward.

Despite the difficult times, there are meaningful positive aspects to draw from our report today as outlined on slide #13:

•	Our capital levels improved significantly during the quarter;
•	Our liquidity remains at comfortable levels;
•	Our net interest margin improved by six basis points, and we expect to make continued progress in the reduction of funding costs;
•	Fee income improved in almost all categories;
•	Costs are being contained, and we have a renewed focus on revenue enhancement and cost-reduction initiatives;
•	We are very pleased with the progress made in our enterprise wide risk management work that we outlined last quarter;
•	We continue to successfully “move forward” with recent core deposit product initiatives;
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We also successfully launched a proprietary mutual fund during the second quarter.  The ticker symbol is IALFX, the price at issuance on April 1st was $10.00 per share, and yesterday’s closing price was $11.92 per share.

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And we continue to receive national-level recognition.  The most recent is that according to data compiled by Michael White Associates and the American Bankers Insurance Association, National Penn’s insurance unit ranked 34th in the nation for 2008 in terms of total insurance revenue among bank holding companies.  This was an improvement from the 74th rank for 2007 and recognizes the meaningful insurance and employee benefits operations added as part of the KNBT merger in February 2008.

We are working on a lot of important actions, and we have much more to accomplish.  Our team members are committed and focused on our challenges.  Thank-you for your continued interest in National Penn.

This ends our planned remarks, and we will now address questions that have been received to this point.  Questions that may be received after this point will be addressed, as possible, in the public filing of the transcript of our Question and Answer segment.  Michelle?

QUESTIONS
Michelle Debkowski:  Thank you, Glenn.  We had a few questions presented during the webcast and _____________ (Glenn/Scott/Mike), I’ll begin with you.

REVIEW QUESTIONS

This concludes our presentation. Thank you for joining us.